EXHIBIT 10.12

Execution Copy
EMPLOYMENT CONTRACT
TERMINATION AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of August 9, 2004 by and between MICHAEL E. RICKETSON, a resident of the State of Georgia ("Executive"), and PAB BANKSHARES, INC., a Georgia corporation (the "Company"), and The PARK AVENUE BANK, a bank chartered under the laws of the State of Georgia (the "Bank") (the Company and the Bank are at times herein referred to collectively as, "Bankshares Affiliates").

WHEREAS, Executive and Bankshares Affiliates entered into that certain Employment Agreement dated as of January 1, 2003, as amended by that First Amendment to Employment Agreement dated August 25, 2003 (the "Employment Agreement"); and

WHEREAS, Executive and Bankshares Affiliates have entered in to an Option Agreement relating to the grant of options to purchase 40,964 shares of Company common stock (the "Option Shares") pursuant to the 1999 Stock Option Plan;

WHEREAS, Executive is desirous of retiring early from the employ of Bankshares Affiliates;

WHEREAS, consistent therewith Bankshares Affiliates and Executive have agreed to terminate the Employment Agreement; and,

WHEREAS, Executive and Bankshares Affiliates now desire to terminate the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.    Termination of Employment Agreement. Bankshares Affiliates and Executive hereby agree that, as of the date of this Agreement, the Employment Agreement is and, for all purposes whatsoever, shall be deemed terminated and shall no further force or effect, provided, however, the covenants of Executive contained in Section 9 of the Employment Agreement (the "Restrictive Covenants") shall continue through the date of the last payment to Executive by Company and are hereby incorporated into this Agreement for all purposes.

2.    Termination of Employment; Continuation as a Director. Bankshares Affiliates and Executive hereby agree that the Executive's employment with Bankshares Affiliates is terminated effective as of the date of this Agreement. Further, Executive resigns as an officer of Bankshares Affiliates and all REIT affiliates of Bankshares Affiliates and their parent entities. Executive will continue to serve as a member of the board of directors of the Company and the Bank until the next annual meeting of the shareholders of each entity and in connection therewith offers his resignation as a director of each entity in the event the directors of either entity desires to nominate a replacement director for consideration by such entity's shareholders. Executive hereby resigns as a director of all REIT affiliates of Bankshares Affiliates and their parent entities.

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EXHIBIT 10.12

3.    Compensation.

(a)    From and after the date of this Agreement and so long as Executive does not violate any of the Restrictive Covenants, Bankshares Affiliates agrees to pay Executive his current salary and benefits through August 31, 2004 and commencing September 1, 2004, Bankshares Affiliates agrees to pay Executive $20,375 per month and continue his health insurance benefits through and including August 31, 2007. Bankshares Affiliates agrees to allow Executive to participate in the 401 K match funding from the date of this Agreement through and including August 31, 2007. Bankshares Affiliates agrees to give Executive ownership to the lap top computer Executive is currently using.

(b)    Executive may exercise his option to purchase all optioned shares in whole or in part regardless of expiration date noted on Exhibit "A", at any time prior to January 1, 2010 at the per share price shown on Exhibit "A".

(c)    In the event of Executive's death prior to the date on which Bankshares Affiliates has satisfied all of its obligations under subsections (a) and (b) of this Section 3, Bankshares Affiliates agrees to continue all such payments by making all remaining payments to Executive's estate on the same terms and conditions as they would have been made to Executive.

4.    Settlement. This Agreement is in full settlement of any and all claims Executive may assert arising from or related to the Employment Agreement or Executive's employment with Bankshares Affiliates or any person or entity owned or controlled by, or under common control with, or otherwise affiliated with Bankshares Affiliates (the "Related Parties"), during the term of the Employment Agreement and through the date hereof, including but not limited to claims for any expenses incurred by Executive and claims for any reimbursements due from Bankshares Affiliates to Executive.

5.    Release and Waiver by Executive; Representations and Warranties. In exchange for the consideration provided by Bankshares Affiliates to Executive, Executive hereby voluntarily, irrevocably, fully, and completely RELEASES, ACQUITS, AND FOREVER DISCHARGES Bankshares Affiliates and the Related Parties, from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever (whether known or unknown) which Executive ever had, may have, or now has arising from or related to, directly or indirectly, the Employment Agreement or otherwise to Executive's employment with Bankshares Affiliates or any of the Related Parties during the term of the Employment Agreement and through the date hereof, including, but not limited to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar plan sponsored by Bankshares Affiliates through the date hereof. Executive specifically waives any right, power or privilege to severance compensation detailed in or resulting from the Employment Agreement. In addition, Executive acknowledges that this Agreement constitutes a full ACCORD AND SATISFACTION of all claims covered by the release provisions of this paragraph.

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EXHIBIT 10.12

Executive represents and warrants that as of the date hereof, Executive has no basis for any claim and further waives any right to assert a claim against Bankshares Affiliates for (i) violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, or the Executive Retirement Income Security Act, (ii) violations of any other federal or state statute or regulation or local ordinance, (iii) lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortious interference with property, negligent investigation, or (iv) any other claims under state law arising in tort or contract.

6.    Limited Release by Bankshares Affiliates. In exchange for the consideration provided by Executive to Bankshares Affiliates by his execution of this Agreement, except for and without waiving any right, power or privilege of Bankshares Affiliates contained in this Agreement, the Restrictive Covenants and the Salary Continuation Agreement, each of Bankshares Affiliates and all Related Parties hereby voluntarily, irrevocably, fully and completely RELEASES, ACQUITS, and FOREVER DISCHARGES Executive from any and all claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever (whether known or unknown) which Bankshares Affiliates or any Related Party ever had, may have, or now has, arising from or related to, directly or indirectly, the Employment Agreement or otherwise to Executive's employment with Bankshares Affiliates or any of the Related Parties during the term of the Employment Agreement and through the date hereof.

7.    Indemnification. Bankshares Affiliates shall defend and indemnify Executive for any claims brought against Executive for any actions taken by him that were within the scope of his employment while an employee of Bankshares Affiliates. Executive agrees to participate in the defense of any claim brought against Bankshares Affiliates related to any of his actions on behalf of Bankshares Affiliates during his employment or for which he has knowledge as a result of his employment with Bankshares Affiliates. To the extent Bankshares Affiliates requires Executive to participate in the defense of any such claim, it will reimburse Executive for any and all reasonable expenses, including travel expenses, incurred by him.

8.    Entire Agreement, Modification. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all other negotiations and agreements, written or verbal, between the parties relating to the matters contemplated hereby. This Agreement may not be amended, waived or changed orally, but only in a writing that is signed by both parties and that states specifically that it is intended to modify this Agreement.

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9.    Waiver. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof and any written waiver in one or more instances shall not be deemed to be a further or continuing waiver of any such right, power or privilege.

10.          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Bankshares Affiliates, its successors and assigns, and any corporation with which Bankshares Affiliates may merge or consolidate or to which Bankshares Affiliates may sell its assets, and Executive and his executors, administrators, heirs, legatees, administrators, and personal representatives.

11.          Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect and the parties hereto shall continue to be bound thereby.

12.          Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

13.          Governing Law. This Agreement shall be construed and its validity determined by the laws of the State of Georgia.

14.          Counterparts. This Agreement may be executed in separate counterparts and shall be fully executed when each party whose signature is required has signed at least one counterpart, even though no one counterpart contains the signatures of all parties.

15.          Acknowledgment.   Executive hereby represents and warrants that:

(a)	Executive has CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT;

(b)	Executive has had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE AS TO THE TERMS OF THIS AGREEMENT to the full extent that he desired before signing this Agreement;

(c)	Executive understands that any further employment with Bankshares Affiliates or any of the Related Parties shall be an employment at will;

(d)	Executive understands that this Agreement FOREVER RELEASES Bankshares Affiliates from any legal action related to or arising from the Employment Agreement prior to the date of execution of this Agreement;

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(e)	In signing this Agreement, Executive DOES NOT RELY ON NOR HAS HE RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT by Bankshares Affiliates or by any of Bankshares Affiliates's agents, representatives, or attorneys with regard to the subject matter, basis, effect of this Agreement or otherwise; and

(f)	Executive was not coerced, threatened, or otherwise forced to sign this Agreement, and Executive is VOLUNTARILY SIGNING AND DELIVERING THIS AGREEMENT of his own free will, and that each signature appearing hereafter is genuine.

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement as an expression of their intent to be bound by the foregoing terms of this Agreement.

EXECUTIVE:

Name:	Michael E. Ricketson
Address:	781 Sandy Ridge Road
McDonough, Georgia 30352

COMPANY:

PAB BANKSHARES, INC.

By:
Name:	James L. Dewar, Jr.
Title:	Chairman
Address:	3102 North Oak Street Extension
Valdosta, Georgia 31602

BANK:

THE PARK AVENUE BANK

By:
Name:	James L. Dewar, Jr.
Title:	Chairman
Address:	3102 North Oak Street Extension
Valdosta, Georgia 31602

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